Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michele Goldstein 203-352-8642

WWE® Reports Fiscal 2005 Fourth Quarter Results

STAMFORD, Conn., June 30, 2005 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended April 30, 2005. The Company reported net revenues of $118.3 million as compared to $126.7 million in the prior year quarter. Operating income for the quarter was $22.5 million versus $32.8 million in the prior year. Net income was $16.1 million, or $0.23 per share, as compared to net income of $19.7 million, or $0.28 per share, in the prior year quarter.

Major contributors to the fourth quarter revenue were the continued success of our international live events and WrestleMania® 21. In the current quarter, the Company produced 23 international live events in Asia, Australia and Europe. The fourth quarter concluded with a sold-out international tour playing 14 live events before more than 100,000 people in the United Kingdom, Italy, Germany and Ireland. Our premier annual pay-per-view event, WrestleMania 21, achieved an estimated 983,000 pay-per-view buys, an 11% increase from the WrestleMania XX buys recorded in fourth quarter 2004. These successes, however, did not offset the lower pay-per-view buys in the quarter, due in part to the fact that the Company aired only three pay-per-view events in the current quarter as compared to four events in the year ago quarter.

EBITDA was $25.4 million in the current quarter as compared to $36.3 million in the prior year quarter. In the prior year quarter EBITDA included the reversal of $7.9 million accrued licensing agent commissions associated with litigation. Excluding this item, the comparison would be $25.4 million for the current quarter as compared to $28.4 million, a decrease of 11%.

Linda McMahon, Chief Executive Officer said, “Our fourth quarter results demonstrated the continued appeal of WrestleMania and that we have made significant strides to solidify our global presence in closing out fiscal 2005. We have established an ongoing presence in key territories such as the UK, Australia, Italy and Japan and can now more fully leverage our various business lines in these regions.”

Mrs. McMahon continued, “In fiscal 2006, our focus will be on new and emerging businesses, such as our WWE 24/7™ SVOD service, the expansion of our digital media product, theatrical films through WWE Films, and our new WWE Legends initiative that uses former Superstars as the basis for new product lines and activities. All these provide new opportunities to expand the WWE brand to new fans, and to reconnect with casual and former fans. On the international front, we will continue our expansion and plan to bring our live event tours to new territories, including New Zealand and Central America. On the domestic front, we are excited about the move of our flagship cable program, Monday Night RAW®, to its new home on the USA network in October, and the opportunities afforded by the move of WWE SmackDown!® to Friday nights on UPN.”

Results By Business Segment

Live and Televised Entertainment
Revenues from the Company’s Live and Televised segment were $97.5 million for the current quarter as compared to $101.0 million in the prior year quarter.

•	Pay-Per-View revenues were $34.6 million versus $43.7 million in the prior year quarter. There were three pay-per-view events produced in the current quarter as compared to four events in the prior year quarter. The details for the number of buys (in 000s) are as follows:

Event	Q4 FY05	Q4 FY04
Royal Rumble®	564	582
No Way Out®	239	266
WrestleMania®	983	886
Backlash®	—	290
Prior period events	198	378

Total	1,984	2,402

•	Backlash was held on Sunday, May 1, 2005 and is estimated to have achieved 270,000 buys. The revenues from this event will be recorded in the first quarter of fiscal 2006.

•	Live Event revenues were $29.4 million as compared to $22.2 million in the fourth quarter of last year.
•	There were 76 events, including 23 international events, during the quarter as compared to 87 events, including 12 international events, during the same period last year.
•	International events averaged approximately $698,000 in net revenues and averaged approximately $202,500 in profit contribution during the current quarter. This is compared to domestic event net revenues that averaged approximately $252,200 and averaged approximately $68,200 in profit contribution during this same period.
•	Average attendance for our North American live events was approximately 5,900 this quarter as compared to approximately 5,000 in the prior year quarter.
•	Average attendance for our international live events was 8,700 in the current quarter as compared to 8,400 in the prior year quarter.

•	Television Advertising revenues were $12.5 million as compared to $13.6 million in the prior year quarter.
•	Average household rating for the quarter for our RAW program was 4.0 as compared to 3.9 in the prior year quarter while average household rating for our SmackDown! program was 3.4 as compared to 3.3 in the prior year quarter.

•	Television Rights Fees revenues were $20.4 million as compared to $20.9 million in the prior year quarter.

Branded Merchandise
Revenues from the Company’s Branded Merchandise segment were $20.8 million versus $25.7 million in the prior year quarter.

•	Home Video revenues were $5.1 million as compared to $11.1 million in the prior year quarter. The number of total domestic units sold was approximately 434,000 in the current quarter as compared to approximately 813,000 in the prior year quarter. The decrease is partially due to the release of two very successful DVDs in the prior year quarter.

•	In the prior year quarter, The Monday Night War was released and sold 118,000 units and WrestleMania XX, which went on sale in April, sold 114,000 units. The release date for WrestleMania 21 was May 10, 2005, subsequent to our fiscal year-end, and has sold approximately 120,000 units.

•	Licensing revenues were $3.7 million for both quarters.

•	Publishing revenues were $3.6 million as compared to $3.1 million in the prior year quarter. The increase was due in part to a higher cover price and increased advertising related revenues.

•	Merchandise revenues were $6.1 million as compared to $5.8 million in the prior year quarter.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $50.4 million as compared to $65.2 million in the prior year quarter. Total profit contribution margin was approximately 43% for the current quarter as compared to 51% for the prior year quarter.

•	The profit contribution margin from our Live and Televised segment was approximately 42% for the current quarter as compared to 47% in the prior year quarter. The decrease is due in part to the lower number of pay-per-view buys.

•	The profit contribution margin from our Branded Merchandise segment was approximately 46% for the current quarter as compared to 68% in the prior year quarter. The prior year quarter included the reversal of $7.9 million of accrued licensing agent commissions associated with litigation. In addition, the prior year quarter also included a $2.9 million impairment charge for our e-commerce engine. Excluding these items, the profit contribution margin for the prior year quarter was 49% as compared to 46% in the current quarter. This decrease reflects lower revenue contribution from the high-margin home video business.

Selling, general and administrative expenses
SG&A expenses were $24.4 million for the current quarter as compared to $26.5 million for the prior year quarter.

•	Decreased advertising and promotion expenses and lower employee costs, including management bonuses, were offset by an increase in professional fees related to Sarbanes-Oxley compliance.

Stock compensation costs Stock compensation costs were $0.5 million in the current quarter as compared to $2.3 million for the prior year quarter.

•	Stock compensation costs decreased primarily due to a charge of $1.1 million recorded in the prior year quarter related to the accelerated vesting of restricted stock units previously awarded to certain employees based upon the Company achieving EBITDA related targets under its Long-Term Incentive Plan.

Depreciation and amortization
Depreciation and amortization was $2.9 million for the current quarter as compared to $3.5 million for the prior year quarter.

Year ended results

Total revenues for fiscal 2005 were $366.4 million as compared to $374.9 million in the prior year. EBITDA was $62.2 million for the current year as compared to $85.9 million in the prior year. EBITDA for the prior year included $13.8 million of favorable adjustments comprised of the reversal of $7.9 million accrued licensing agent commissions associated with litigation and $5.9 million related to the favorable settlement of litigation. Excluding these items, EBITDA was $62.2 million in the current year as compared to $72.1 million in the prior year. Operating income for the current year was $50.3 million versus $73.6 million in the prior year. Net income was $39.1 million, or $0.56 per share, as compared to net income of $48.2 million, or $0.70 per share, in the prior year.

Outlook for Fiscal Year 2006

The Company has provided the following outlook for fiscal year 2006. This outlook is subject to various risks and uncertainties outlined in the forward-looking statements included in this release and other Securities and Exchange Commission filings of the Company. While the Company has provided a “range” for each estimate this in no way precludes actual results from being more or less than the range suggested by this outlook.

Range

Total Revenues	$355 - $370 million
EBITDA:	$53 - $58 million
Income from Continuing Operations	$31 - $34 million
Earnings Per Share from Continuing Operations — Diluted	$0.44 -- $0.48

Note: World Wrestling Entertainment, Inc. will host a conference call on Thursday, June 30, 2005 at 11:00 a.m. ET to discuss the Company’s fourth quarter earnings results for fiscal year 2005. All interested parties can access the conference call by dialing 800-895-0231 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2005	2004	2005	2004

Net revenues	$118,305	$126,733	$366,431	$374,909
Cost of revenues	67,953	61,578	213,289	207,121
Selling, general and administrative expenses	24,447	26,535	86,874	78,170
Stock compensation costs	476	2,348	4,101	3,675
Depreciation and amortization	2,899	3,510	11,874	12,363

Operating income	22,530	32,762	50,293	73,580

Investment income, net	1,755	1,436	5,362	5,906
Interest expense	153	182	642	767
Other (loss) income, net	(221)	262	1,346	1,275

Income before income taxes	23,911	34,278	56,359	79,994
Provision for income taxes	7,882	13,130	18,581	30,421

Income from continuing operations	16,029	21,148	37,778	49,573

Income (loss) from discontinued operations	104	(1,413)	1,369	(1,381)

Net income	$16,133	$19,735	$39,147	$48,192

Earnings per share — Basic:
Continuing operations	$0.23	$0.31	$0.55	$0.72
Discontinued operations	—	(0.02)	0.02	(0.02)

Net income	$0.23	$0.29	$0.57	$0.70

Earnings per share — Diluted:
Continuing operations	$0.23	$0.30	$0.54	$0.72
Discontinued operations	—	(0.02)	0.02	(0.02)

Net income	$0.23	$0.28	$0.56	$0.70

Weighted average common shares outstanding:
Basic	68,847	68,413	68,617	68,621
Diluted	69,379	69,424	69,376	69,036

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of April 30,	As of April 30,
	2005	2004

ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$56,568	$48,467
Short-term investments	201,487	224,824
Accounts receivable, net	61,901	62,703
Inventory, net	1,057	856
Prepaid expenses and other current assets	15,191	13,596
Assets of discontinued operations	544	691

Total current assets	336,748	351,137

PROPERTY AND EQUIPMENT — NET	66,638	71,369

FEATURE FILM PRODUCTION ASSETS	28,771	431

INTANGIBLE ASSETS — NET	2,608	4,492

OTHER ASSETS	6,640	6,212

ASSETS OF DISCONTINUED OPERATIONS	—	20,703

TOTAL ASSETS	$441,405	$454,344

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$756	$700
Accounts payable	15,669	13,118
Dividends payable	—	4,106
Accrued expenses and other liabilities	21,151	42,131
Deferred income	20,843	23,512
Liabilities of discontinued operations	254	2,401

Total current liabilities	58,673	85,968

LONG-TERM DEBT	7,198	7,955

LIABILITIES OF DISCONTINUED OPERATIONS	—	7,316

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Class A common stock	210	136
Class B common stock	479	548
Additional paid-in capital	254,716	250,775
Accumulated other comprehensive loss	(908)	(1,120)
Retained earnings	121,037	102,766

Total stockholders’ equity	375,534	353,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$441,405	$454,344

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Year Ended
	April 30,	April 30,
	2005	2004

OPERATING ACTIVITIES:
NET INCOME	$39,147	$48,192
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(1,369)	1,381
Depreciation and amortization	11,874	12,363
Realized losses on sales of investments	1,039	—
Amortization of investment income	(424)	(1,052)
Stock compensation costs	4,084	2,814
Unrealized gain on value of warrants	(714)	(671)
Provision for doubtful accounts	655	(2,295)
Provision for inventory obsolescence	1,549	237
Provision for deferred income taxes	1,190	5,087
Impairment of long-lived asset	—	2,942
Changes in assets and liabilities:
Accounts receivable	385	(11,332)
Inventory	(1,749)	(255)
Prepaid expenses and other assets	519	3,301
Feature film production assets	(28,340)	(431)
Accounts payable	2,552	(1,070)
Accrued expenses and other liabilities	(5,902)	7,917
Deferred income	(2,176)	(1,737)

Net cash provided by continuing operations	22,320	65,391
Net cash used in discontinued operations	(5,830)	(3,477)

Net cash provided by operating activities	16,490	61,914

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,060)	(5,266)
Buyout of corporate aircraft	—	(20,122)
Purchase of other assets	(195)	(1,641)

Purchases of short-term investments	(61,471)	(238,014)

Purchases from sales or maturities of short-term investments	82,553	154,051

Net cash (used in) provided by continuing operations	15,827	(110,992)
Net cash used in discontinued operations	—	—

Net cash (used in) provided by investing activities	15,827	(110,992)

FINANCING ACTIVITIES:
Repayment of long-term debt	(700)	(1,248)
Purchase of treasury stock	496	(19,031)
Dividends paid	(24,716)	(10,954)
Net proceeds from exercise of stock options	704	305

Net cash used in continuing operations	(24,216)	(30,928)
Net cash provided by discontinued operations	—	—

Net cash used in financing activities	(24,216)	(30,928)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	8,101	(80,006)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	48,467	128,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	$56,568	$48,467

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2005	2004	2005	2004

Net income reported on U.S. GAAP basis	$16,133	$19,735	$39,147	$48,192

(Income) / loss from discontinued operations	(104)	1,413	(1,369)	1,381
Provision for income taxes	7,882	13,130	18,581	30,421
Interest and other, net	(1,381)	(1,516)	(6,066)	(6,414)
Depreciation and amortization	2,899	3,510	11,874	12,363

EBITDA	$25,429	$36,272	$62,167	$85,943

Non-GAAP Measure:

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S.
GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment
Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2005	2004	2005	2004

Net cash provided by continuing operations	$7,178	$13,729	$22,320	$65,391

Less cash used for capital expenditures:

Purchase of property and equipment	(1,202)	(1,781)	(5,060)	(5,266)
Purchase of corporate aircraft	—	—	—	(20,122)
Purchase of other assets	(35)	—	(195)	(1,641)

Free Cash Flow	$5,941	$11,948	$17,065	$38,362

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash
Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.